EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT*

Wind River Systems GmbH, an Austrian corporation.

Wind River International Limited, a Canadian corporation.

Wind River Nova Scotia Company, a Canadian corporation.

Wind River S.A.R.L., a French corporation.

Wind River GmbH, a German corporation.

Wind River S.r.l., an Italian corporation.

Wind River K.K., a Japanese corporation.

Wind River AB, a Swedish corporation.

Wind River AG, a Swiss corporation.

Wind River UK Limited, a United Kingdom corporation.

Wind River Sales Co., Inc., a California corporation.

Wind River Services, Inc., a Delaware corporation.

Wind River Systems International, Inc., a Delaware corporation.

Integrated Systems ISINC (Israel) Ltd.

Interpeak AB, a Swedish corporation

Interpeak Holding AB, a Swedish corporation

Interpeak, Inc., a Delaware corporation

Wind River Holding AB, a Swedish corporation

Zinc Software, Incorporated, a Utah corporation.

*	100% owned